                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                               INSO Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]

April 9, 1999

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of Inso Corporation, a Delaware corporation (the "Company"), to be held at the John Hancock Conference Center, 40 Trinity Place, Boston, Massachusetts, at 9:00 a.m. on Thursday, May 6, 1999.

    At the Annual Meeting, stockholders will be asked to elect two Class III directors, and to ratify the selection of Ernst & Young LLP as Inso's independent auditors.

    It is important that your shares be represented at the Annual Meeting whether or not you are able to attend personally. Please make sure your views are considered by completing, signing and returning the enclosed proxy card promptly.

                                          Sincerely,

                                                       [SIG]

                                          Stephen O. Jaeger
                                          CHIEF EXECUTIVE OFFICER

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 6, 1999

    Notice is hereby given that the Annual Meeting of Stockholders of Inso Corporation, a Delaware corporation (the "Company"), will be held at the John Hancock Conference Center, 40 Trinity Place, Boston, Massachusetts, at 9:00 a.m. on Thursday, May 6, 1999, to consider and act on the following matters:

    1. Election of two Class III directors to serve until the Company's 2002 annual meeting of stockholders and until their successors are elected and qualified;

    2. Ratification of the selection of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending January 31, 2000; and

    3. Any other matter that may properly come before the meeting or any postponement or adjournment thereof.

    Stockholders of record at the close of business on March 19, 1999, will be entitled to vote at the Annual Meeting of Stockholders and any postponement or adjournment thereof.

                                          By Order of the Board of Directors,

                                          Jonathan P. Levitt
                                          SECRETARY

                                          April 9, 1999

                                   IMPORTANT

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED REPLY ENVELOPE. THIS WILL ASSURE REPRESENTATION OF YOUR SHARES AND A QUORUM FOR THE TRANSACTION OF BUSINESS AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY, OF COURSE, VOTE YOUR SHARES IN PERSON EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                  MAY 6, 1999

GENERAL INFORMATION

SOLICITATION AND REVOCATION OF PROXIES

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Inso Corporation, a Delaware corporation (the "Company"), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held at the John Hancock Conference Center, 40 Trinity Place, Boston, Massachusetts, at 9:00 a.m. on Thursday, May 6, 1999, and at any postponement or adjournment thereof (the "Meeting"). The solicitation of proxies by mail may be followed by personal solicitation of certain stockholders by officers or employees of the Company. Any proxy given pursuant to this solicitation may be revoked in writing (including by delivery of a later dated proxy) or in person by notifying the secretary of the meeting, in writing, at any time prior to the voting of the proxy. This Proxy Statement and the accompanying proxy card are being mailed on or about April 9, 1999, to stockholders of record as of the close of business on March 19, 1999 (the "Record Date").

    At the Meeting, the stockholders of the Company will vote (i) to elect two Class III directors to serve until the Company's 2002 annual meeting of stockholders and until their successors are duly elected and qualified, (ii) to ratify the Board's selection of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending January 31, 2000, and (iii) to transact such other business as may properly come before the Meeting, as set forth in the preceding Notice of Meeting. If any other business is properly presented for action by the stockholders of the Company at the Meeting, shares represented by proxies received by the Board will be voted in accordance with the judgment of the persons named in the proxy. If the enclosed proxy card is properly executed and returned to the Company, all shares represented thereby will be voted as indicated therein. If a proxy is returned without instructions it will be voted FOR the two nominees named herein and FOR the ratification of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending January 31, 2000. The expense of solicitation of proxies will be borne by the Company.

    The address of the Company's principal executive offices is 31 St. James Avenue, Boston, Massachusetts 02116-4101, USA, and its telephone number is (617) 753-6500.

VOTING SECURITIES

    On the Record Date, there were 15,508,265 outstanding shares of Common Stock, which is the only class of stock outstanding and therefore entitled to vote at the Meeting. The holders of such shares will be entitled to cast one vote for each share held of record as of the Record Date. On the Record Date, the closing sales price of the Common Stock on the Nasdaq National Market was $7.25 per share.

    The holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote at the Meeting shall constitute a quorum for the transaction of business at the Meeting. Shares of Common Stock present in person or represented by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Meeting.

    The affirmative vote of the holders of a plurality of the shares of Common Stock voting on the matter is required for the election of directors. The affirmative vote of the holders of a majority of the shares of

Common Stock present, in person or by proxy, and entitled to vote is required to ratify the selection of Ernst & Young LLP as the Company's independent auditors.

    Shares that abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter and also will not be counted as shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the shares voting on the matter.

    Abstentions will be treated as shares that are present, or represented, and entitled to vote for purposes of determining the number of shares that are present, or represented, and entitled to vote with respect to any particular matter, but will not be counted as votes in favor of such matter. Accordingly, an abstention with respect to a matter requiring the vote of a certain percentage of the shares present, or represented, and entitled to vote has the same effect as a vote against such matter. Broker non-votes will not be considered as present and entitled to vote with respect to such matter and will thus have no effect on the voting on such matter.

                               SECURITY OWNERSHIP

FIVE PERCENT BENEFICIAL OWNERS

    The following table sets forth information relating to the beneficial ownership of Common Stock by each person known by the Company to own beneficially more than 5% of the Company's Common Stock as of the Record Date:

                                                                             AMOUNT AND NATURE OF
NAME AND ADDRESS                                                                  BENEFICIAL           PERCENT OF
OF BENEFICIAL OWNER                                                              OWNERSHIP(1)         COMMON STOCK
--------------------------------------------------------------------------  ----------------------  -----------------
Gilder, Gagnon, Howe & Co.................................................           898,365(2)               5.8%
1775 Broadway, 26(th) Floor
New York, New York 10019

Houghton Mifflin Company..................................................         1,952,600(3)              12.6%
222 Berkeley Street
Boston, MA 02116-3764

Farhad Fred Ebrahimi......................................................         1,253,000(4)               8.1%
475 Circle Drive
Denver, CO 80206

Dawson Samberg Capital Management.........................................         1,086,500(5)               7.0%
354 Pequot Ave.
Southport, CT 06490

Pilgrim Baxter & Associates...............................................           909,900(6)              5.89%
825 Duportail Rd.
Wayne, PA 19087

------------------------

(1) Unless otherwise noted, the nature of beneficial ownership is sole voting and investment power. The information herein is based on reports of beneficial ownership on Schedules 13D and 13G delivered to the Company pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(2) Shared power to dispose as to 898,365 shares, includes 607,065 shares held in customer accounts over which members and/or employees of the Reporting Person have discretionary authority to dispose and 291,300 shares held in accounts owned by members of the Reporting Person and their families.

(3)  Sole power to vote and dispose as to 1,952,600 shares.

(4) Shared power to vote and dispose as to 1,253,000 shares for all members of the Ebrahimi family. The members of the Ebrahimi family have dispositive power over the total number of shares as follows: Farhad Fred Ebrahimi has shared dispositive power with Farhad Alexander Ebrahimi over 155,000 shares; shared dispositive power with Mary Wilkie Ebrahimi over 862,500 shares; and shared dispositive power with Farah Alexandra Ebrahimi over 235,000 shares. Mary Wilkie Ebrahimi has shared dispositive power with Farad Fred Ebrahimi over 862,500 shares. Farad Alexander Ebrahimi has shared dispositive power with Farad Fred Ebrahimi over 155,000 shares. Farah Alexandra Ebrahimi has shared dispositive power with Farad Fred Ebrahimi over 235,500 shares.

(5)  Shared power to vote and dispose as to 1,086,500 shares.

(6)  Sole power to vote and dispose as to 909,900 shares.

MANAGEMENT'S STOCK OWNERSHIP

    The following table sets forth information relating to the beneficial ownership of Common Stock, as of the Record Date, by (i) each director of the Company, (ii) the Company's former Chief Executive Officer and each of the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") and (iii) the directors and executive officers of the Company as a group:

NAME OF                                                                    AMOUNT AND NATURE OF        PERCENT OF
BENEFICIAL OWNER                                                        BENEFICIAL OWNERSHIP(1)(2)    COMMON STOCK
----------------------------------------------------------------------  --------------------------  -----------------
J.P. Barger(3)........................................................               84,650                     *
Joseph A. Baute.......................................................               48,750                     *
Samuel H. Fuller......................................................               29,250                     *
John Guttag...........................................................               34,250                     *
Stephen O. Jaeger.....................................................               52,250                     *
Joanna T. Lau.........................................................               48,250                     *
Ray Shepard...........................................................               14,500                     *
Ray Stata.............................................................              161,250                     *
Steven R. Vana-Paxhia(4)..............................................              192,896                     *
William J. Wisneski...................................................               50,250                     *
Bruce G. Hill.........................................................               87,479                     *
Kirby A. Mansfield....................................................               73,367                     *
Michael Melody(5).....................................................               50,334                     *
Paul Savage...........................................................                6,530                     *
All directors and executive officers
  as a group (19 persons).............................................            1,068,929                  6.89%

------------------------

(*)  Less than 1%.

(1) Unless otherwise noted, the nature of beneficial ownership is sole voting and investment power

(2) Includes shares over which the directors, the Named Executive Officers and all directors and executive officers as a group are deemed to beneficially own by reason of options granted to them which will be exercisable within 60 days of the Record Date, as follows: J.P. Barger--41,250; Joseph A. Baute-- 41,250; Samuel H. Fuller--26,250; John Guttag--26,250; Stephen O. Jaeger--41,250; Joanna T. Lau-- 41,250; Ray Shepard--12,500; Ray Stata--41,250; Steven R. Vana-Paxhia--126,026; William J. Wisneski--41,250; Bruce G. Hill--64,500; Kirby A. Mansfield--61,146; Michael Melody--30,000; Paul Savage--5,000; and all directors and executive officers as a group--700,472.

(3)  Mr. Barger resigned as director of the Company as of April 2, 1999.

(4) Mr. Vana-Paxhia resigned as President, Chief Executive Officer and director of the Company as of March 25, 1999.

(5) Mr. Melody resigned as Vice President, Strategic Planning and Operations of the Company as of April 2, 1999.

ELECTION OF DIRECTORS

    The Company has a classified Board of Directors consisting of four Class I directors, two Class II directors and two Class III directors. The Class I, Class II and Class III directors will serve until the annual meetings of stockholders to be held in 2000, 2001 and 2002, respectively, and until their respective successors are elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those whose terms are expiring.

    The persons named in the enclosed proxy will vote to elect as directors Joseph A. Baute and Joanna T. Lau, the two Class III director nominees named below, unless the proxy is marked otherwise. Mr. Baute and Ms. Lau are currently directors of the Company. Mr. Barger resigned as a Class III director of the Company as of April 2, 1999.

    Each Class III director will be elected to hold office until the 2002 Annual Meeting of Stockholders and until his or her successor is elected and qualified. Each of the nominees has indicated his or her willingness to serve, if elected; however, if any nominee should be unable to serve, the proxies may be voted for a substitute nominee designated by the Board of Directors, unless the Board of Directors acts to reduce the number of directors.

    For each member of the Board of Directors, including those who are nominees for election as Class III directors, there follows information given by each concerning his or her principal occupation and business experience for the past five years, the names of other publicly held companies of which he or she serves as a director, his or her age and length of service as a director of the Company.

NOMINEES FOR ELECTION AS
CLASS III DIRECTORS
(TERMS EXPIRING IN 2002)                  AGE                             PRINCIPAL OCCUPATION(1)
------------------------------------      ---      ---------------------------------------------------------------------

Joseph A. Baute.....................          71   Mr. Baute has served as a director of the Company since its inception. Mr. Baute has been a principal in Baute & Baute, a consulting firm for family businesses, since 1993. Mr. Baute has been a consultant for Markem Corporation, which provides systems, supplies, and services to mark customers' products, since 1994. Mr.
                                                   Baute had been Chairman and Chief Executive of Markem Corporation from 1979 until his retirement in June 1993. Mr. Baute is also a director of Houghton Mifflin, ThermoSpectra Corporation, and Metrika
                                                   Systems Corporation.

Joanna T. Lau.......................          40   Ms. Lau has been a director of the Company since March 8, 1994. Ms.
                                                   Lau has been President and Chairman of the Board of Lau Technologies,
                                                   Inc., which provides manufacturing services for electronic systems and produces digitized imaging identification systems, since March
                                                   1990. Ms. Lau held various management positions with Digital
                                                   Equipment Corporation and General Electric Company from 1981 until
                                                   1990. Ms. Lau is also a director of FSI International, Inc.

INCUMBENT CLASS I DIRECTORS
(TERMS EXPIRING IN 2000)                  AGE                            PRINCIPAL OCCUPATION (1)
------------------------------------      ---      ---------------------------------------------------------------------

Ray Stata...........................          64   Mr. Stata has been a director of the Company since March 8, 1994. Mr.
                                                   Stata has been the Chairman of the Board of Analog Devices, Inc., a manufacturer of hardware components for computer systems, since 1973 and was its President from 1971 until 1991 and its Chief Executive
                                                   Officer from 1973 until 1996. Mr. Stata is the Chairman of the Board of Deploy Solutions, Inc.

William J. Wisneski.................          52   Mr. Wisneski has been a director of the Company since its inception.
                                                   Mr. Wisneski, who is a consultant, served as Executive Vice
                                                   President, School Publishing of Houghton Mifflin from August 1992 until August 1997 and has held various other positions with Houghton
                                                   Mifflin and its subsidiaries since June 1990. Prior to joining
                                                   Houghton Mifflin, Mr. Wisneski worked for more than twenty years in various capacities at Harcourt Brace & Company. Mr. Wisneski is also a director of Sagebrush Corporation.

Samuel H. Fuller....................          52   Dr. Fuller has been a director of the Company since May 1996. Dr.
                                                   Fuller is currently Vice President, Research and Development, Analog
                                                   Devices, Inc. Prior to joining Analog Devices, Inc. in February 1998,
                                                   Dr. Fuller served as Vice President, Corporate Technology Strategy and Chief Scientist for Digital Equipment Corporation. Dr. Fuller has
                                                   held various other positions with Digital Equipment Corporation since
                                                   1978, and served as its Vice President of Research from 1983 to
                                                   January, 1996. Dr. Fuller is also a director of the Corporation for
                                                   National Research Initiatives.

Ray Shepard.........................          58   Mr. Shepard has been a director of the Company since September 1997.
                                                   Mr. Shepard has been Deputy Director, School Division of Houghton
                                                   Mifflin since September 1997. Mr. Shepard has served as Corporate
                                                   Vice President, School Division of Houghton Mifflin since 1991. Mr.
                                                   Shepard is also a director of The Partnership and Boston Partners in
                                                   Education.

INCUMBENT CLASS II DIRECTORS
(TERMS EXPIRING IN 2001)                  AGE                             PRINCIPAL OCCUPATION(1)
------------------------------------      ---      ---------------------------------------------------------------------

Stephen O. Jaeger...................          54   Mr. Jaeger has been Chief Executive Officer of the Company since the end of March 1999, and has been a director of the Company since its inception. In mid-March 1999, Mr. Jaeger was elected Chairman of the
                                                   Board of Directors and continues to serve in that capacity. After serving as an independent consultant, Mr. Jaeger joined
                                                   privately-held PharmaCom Group, Inc. in February 1999 as a principal, director and officer. From December 1997 to October 1998, Mr. Jaeger was Executive Vice President and Chief Financial Officer and a
                                                   director at Clinical Communications Group, Inc. From March 1995 until
                                                   September 1997, Mr. Jaeger served as Vice President and Chief
                                                   Financial Officer and Treasurer of The Perkin-Elmer Corporation. Mr.
                                                   Jaeger was Chief Financial Officer of Houghton Mifflin from 1988 until March 1995. Mr. Jaeger is also a director of Strategic
                                                   Diagnostics, Inc.

John Guttag.........................          48   Dr. Guttag has been a director of the Company since May 1996. Dr.
                                                   Guttag is currently Department Head of the Electrical Engineering and
                                                   Computer Science Department at the Massachusetts Institute of
                                                   Technology, where he has been a member of the faculty since 1979. Dr.
                                                   Guttag is also a trustee of MGH Institute of Health Professionals.

------------------------

(1) Each nominee and incumbent director has served as a director since November 10, 1993, the date of the Company's inception, unless otherwise indicated.

    The Board of Directors met six times during 1998. All incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of which they were members.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has established four standing committees: the Compensation, Audit, Governance, and Technology and Strategy Committees.

THE COMPENSATION COMMITTEE

    The duties of the Compensation Committee are to oversee the compensation programs and policies for the Company, to make recommendations to the Board of Directors regarding the granting of stock options and other equity incentive compensation and to determine the compensation of the directors and executive officers of the Company. The Compensation Committee met one time during 1998. The members of the Compensation Committee are Mr. Stata, Chairman, Mr. Baute and Mr. Wisneski.

THE AUDIT COMMITTEE

    The duty of the Audit Committee, which is composed of non-employee directors other than Mr. Jaeger, is to review the integrity of the Company's financial statements, including quarterly financial statements. The Company's accounting staff and its independent auditors have direct access to the Audit Committee. The Audit Committee also reviews the qualifications of the Company's independent auditors and makes recommendations to the Board of Directors regarding the selection of the independent auditors, the scope of their audit and other services and their fees. The Audit Committee is empowered to investigate any matter concerning the integrity of reported facts, figures, ethical conduct and appropriate disclosure. The Audit Committee met six times during 1998. The current members of the Audit Committee are Mr. Jaeger, acting Chairman of the Committee, and Ms. Lau. Mr. Jaeger served as the Chairman of the Audit Committee until March 25, 1999. Mr. Jaeger is currently serving as the acting Chairman until the Governance Committee recommends a successor.

THE GOVERNANCE COMMITTEE

    The duties of the Governance Committee are to nominate individuals to serve as directors and to evaluate the overall effectiveness of the Board of Directors and its committees. The Governance Committee did not meet during 1998. The members of the Governance Committee are Mr. Baute, Chairman, Mr. Jaeger and Mr. Stata. The Governance Committee will consider nominees recommended by stockholders of the Company. The names of proposed nominees, along with all other information required by the Company's By-laws, should be forwarded by the time periods for such nominations, to Stephen O. Jaeger, Chief Executive Officer, Inso Corporation, 31 St. James Avenue, Boston, Massachusetts 02116-4101, who will submit the names of the nominees to the Governance Committee for consideration.

THE TECHNOLOGY AND STRATEGY COMMITTEE

    The duties of the Technology and Strategy Committee are to review and advise the Board of Directors with respect to development and technical issues and trends in the software industry. The Technology and Strategy Committee met four times during 1998. The current members of the Technology and Strategy Committee are Dr. Fuller, Chairman, Dr. Guttag and Mr. Shepard.

DIRECTORS' COMPENSATION

    Each director who is not an employee of the Company receives $1,000 for each Board of Directors or committee meeting he or she attends, plus 1,000 shares of Common Stock on an annual basis. Non-employee directors are also reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors and committees on which they serve. In addition, each non-employee director received options to purchase 20,000 shares of Common Stock at the time of the initial public offering of the Common Stock or, if not a director at the time of the initial public offering, upon the commencement of his or her service as a director, and each such director receives options to purchase an additional 5,000 shares of Common Stock on an annual basis thereafter.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock of the

Company. Based on its review of the copies of such filings completed in 1998, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in 1998 with the following exceptions: Mr. Graham Marshall, an officer of the Company, did not file a timely Statement of Changes in Beneficial Ownership of Securities on Form 4 with respect to the sale of 597 shares of Common Stock, the exercise of options to purchase 12,000 shares of Common Stock, and the subsequent sale of 12,000 shares of Common Stock. Such Form 4 was required to be filed on December 10, 1998, and was filed on January 11, 1999. Houghton Mifflin Company, a beneficial owner of over 10% of the Company's Common Stock did not file a timely Statement of Changes in Beneficial Ownership of Securities on Form 4 with respect to the sale of 5,000 shares of Common Stock. Such Form 4 was required to be filed on December 10, 1996 and was filed on August 4, 1998.

                             EXECUTIVE COMPENSATION

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Company's executive compensation program is determined by the Compensation Committee of the Board of Directors (the "Compensation Committee"), which is composed of non-employee directors. The Compensation Committee approves the compensation plans for the executive officers of the Company and oversees the general compensation policy of the Company. The Compensation Committee has furnished the following report.

    The goals of the Company's executive compensation program are to attract, motivate and retain talented senior management by providing compensation at competitive levels based on the long-term performance of the Company. The Company's executive compensation program includes base salary, annual cash incentive compensation and long-term equity incentives, primarily awards of restricted stock and stock options under the Company's incentive compensation plans. The Company's executive compensation program is weighted toward long-term equity incentives for the Company's executive officers, including its Chief Executive Officer. Steven R. Vana-Paxhia served as the Company's President and Chief Executive Officer during the fiscal year ended December 31, 1998 and resigned as President and Chief Executive Officer as of March 25, 1999. Since March 25, 1999, Stephen O. Jaeger has served as the Company's Chief Executive Officer. Mr. Jaeger's compensation for serving as Chief Executive Officer is currently under review by the Compensation Committee.

    Base salaries are based on median salaries for similar positions for comparable companies in the computer software industry, as determined by an independent compensation consultant. In general, base salaries are designed to be at or slightly below the comparable-company median, based upon the Compensation Committee's assessment of the relative importance and responsibilities of the position and, in all cases except Mr. Vana-Paxhia's, upon Mr. Vana-Paxhia's recommendation. During 1998, the Compensation Committee approved increases of seven percent to twenty percent in the base salaries of executive officers of the Company, including Mr. Vana-Paxhia. Such increases were effective as of April 1, 1998.

    In reviewing Mr. Vana-Paxhia's base salary for 1998, the Compensation Committee reviewed information regarding the salaries of chief executive officers at the comparable companies described above, Mr. Vana-Paxhia's salary for 1997 and Mr. Vana-Paxhia's increased responsibilities at the Company in light of the Company's revenue and product line growth. After review of these factors, the Compensation Committee determined to increase Mr. Vana-Paxhia's salary from $240,000 to $258,000 per year. In view of

Mr. Vana-Paxhia's resignation, the Compensation Committee is considering the appropriate terms for a consulting agreement by and between the Company and Mr. Vana-Paxhia.

    In January 1998, the Compensation Committee awarded options to purchase shares of Common Stock at $11.50 per share, vesting in 25% annual increments beginning on the second anniversary of the date of grant to the following executive officers: Steven R. Vana-Paxhia--60,000 shares; Bruce G. Hill-- 40,000 shares; Kirby A. Mansfield--40,000 shares; Graham Marshall--25,000 shares; Michael E. Melody-- 40,000 shares; Patricia A. Michaels--7,500 shares; Scott D. Norder--25,000 shares; Betty J. Savage-- 40,000 shares; and Paul A. Savage--40,000 shares. In December 1998, the Compensation Committee awarded options to purchase 60,000 shares of Common Stock at $21.375 per share, vesting in 25% annual increments beginning on the first anniversary of the date of grant to Paul R. Anderson. The Compensation Committee believes that the Company's policy toward equity grants to executive officers should reflect the Company's performance in relation to the comparable companies considered by the Compensation Committee.

    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to publicly held companies for compensation in excess of $1,000,000 paid to the chief executive officer and the four other most highly compensated executive officers. Compensation based on performance is not subject to this deduction limit, if certain requirements are met. Based on the compensation awarded to Mr. Vana-Paxhia and the other executive officers of the Company, it does not appear that the Section 162(m) limitation will have a significant impact on the Company in the near term. While the Compensation Committee does not currently intend to qualify its annual cash incentive awards as a performance-based plan, it will continue to monitor the impact of Section 162(m) on the Company.

                                          Ray Stata, CHAIRMAN
                                          Joseph A. Baute, MEMBER
                                          William J. Wisneski, MEMBER

STOCK PERFORMANCE GRAPH

    The line graph below compares the percentage change in cumulative total stockholder return on the Company's Common Stock assuming an investment of $100 on March 1, 1994, the date on which the Common Stock was first publicly traded, with the total cumulative return of the Total Return Index for the Nasdaq Stock Market (US) and the Nasdaq Computer & Data Processing Services Stock index for the period from January 1, 1994 to December 31, 1998. The Common Stock was sold in its initial public offering at a price of $7.50, and the closing sales price of the Common Stock on the Nasdaq National Market on December 31, 1998, was $25.00.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

 DOLLARS

             INSO Corporation    Nasdaq Stock Market (US)  Nasdaq Computer & Data Processing Services Stocks
1993                      100                         100                                                100
1994                      234                          98                                                122
1995                      567                         138                                                185
1996                      530                         170                                                227
1997                      154                         209                                                279
1998                      333                         294                                                499

                                                                                      1993         1994         1995
                                                                                      -----        -----        -----
INSO Corporation.................................................................         100          234          567
Nasdaq Stock Market (US).........................................................         100           98          138
Nasdaq Computer & Data Processing Services Stocks................................         100          122          185

                                                                                      1996         1997         1998
                                                                                      -----        -----        -----
INSO Corporation.................................................................         530          154          333
Nasdaq Stock Market (US).........................................................         170          209          294
Nasdaq Computer & Data Processing Services Stocks................................         227          279          499

SUMMARY COMPENSATION TABLE

    The following table sets forth information with respect to the compensation, for the last three fiscal years, of the Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                  ANNUAL COMPENSATION              LONG-TERM COMPENSATION AWARDS
                                                          ------------------------------------   ---------------------------------
                                                                                OTHER ANNUAL     SECURITIES
NAME AND PRINCIPAL                                                     BONUS    COMPENSATION     UNDERLYING         ALL OTHER
POSITION                                            YEAR  SALARY($)     ($)          ($)         OPTIONS(#)     COMPENSATION($)(1)
--------------------------------------------------  ----  ---------   -------  ---------------   ----------     ------------------
Steven R. Vana-Paxhia,............................  1998   263,077          0           0          60,000             6,700
President and Chief                                 1997   232,502          0           0         138,000(2)          6,365
Executive Officer(5)                                1996   200,700    144,235           0          82,500(3)          6,365

Bruce G. Hill,....................................  1998   165,423     25,000           0          40,000             6,700
Vice President, Business                            1997   139,751          0           0          84,000(2)          6,365
Development                                         1996   126,250     66,966           0          55,000(3)          6,365

Kirby A. Mansfield,...............................  1998   184,231     25,000           0          40,000             6,700
President and Chief Operating                       1997   165,002          0           0          92,000(2)          6,365
Officer(6)                                          1996   143,750     77,269           0          55,000(3)          6,365

Michael Melody,...................................  1998   163,462          0           0          40,000             6,700
Vice President, Strategic                           1997   147,501          0           0          72,000(2)          4,773
Planning and Operations (7)                         1996   113,077     54,088           0          90,000(3)              0

Paul Savage,......................................  1998   180,192          0      42,003          40,000             6,700
Vice President, Worldwide Sales                     1997   139,463     39,909      13,095          55,000(4)              0
and Service                                         1996    34,269     22,000           0          25,000(3)              0

------------------------------

(1)  Represents matching contributions by the Company to the Company's 401(k)
    Plan.

(2) Granted as a result of an option repricing program under which previously granted options were exchanged for such options on a four-for-five basis ("1997 Option Repricing").

(3)  Disposed of as the result of the 1997 Option Repricing.

(4) Of such option grants, on December 26, 1997 options to purchase 35,000 shares were granted to Mr. Savage, and options to purchase 20,000 shares were granted to Mr. Savage as the result of the 1997 Option Repricing.

(5) Mr. Vana-Paxhia resigned as President, Chief Executive Officer and director of the Company as of March 25, 1999.

(6) Mr. Mansfield was appointed President and Chief Operating Officer of the Company as of March 25, 1999.

(7) Mr. Melody resigned as Vice President, Strategic Planning and Operations of the Company as of April 2, 1999.

                              STOCK OPTION GRANTS

    The following table shows information with respect to stock options granted to the Named Executive Officers during the year ended December 31, 1998. The Company granted no stock appreciation rights ("SARs") during 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                                  POTENTIAL
                                                                         INDIVIDUAL GRANTS                     REALIZABLE VALUE
                                                         --------------------------------------------------   AT ASSUMED ANNUAL
                                                                      % OF TOTAL                                RATES OF STOCK
                                                         NUMBER OF     OPTIONS                                PRICE APPRECIATION
                                                         SECURITIES   GRANTED TO                               FOR OPTION TERM
                                                         UNDERLYING   EMPLOYEES    EXERCISE OR                       (2)
                                                          OPTIONS     IN FISCAL    BASE PRICE    EXPIRATION   ------------------
NAME                                                      GRANTED        YEAR       ($/SHARE)       DATE       5%($)    10%($)
-------------------------------------------------------  ----------   ----------   -----------   ----------   -------  ---------
Steven R. Vana-Paxhia..................................     60,000(1)      3%        $11.50       1/12/08     433,800  1,099,800
Bruce G. Hill..........................................     40,000(1)      2%        $11.50       1/12/08     289,200    733,200
Kirby Mansfield........................................     40,000(1)      2%        $11.50       1/12/08     289,200    733,200
Michael Melody.........................................     40,000(1)      2%        $11.50       1/12/08     289,200    733,200
Paul Savage............................................     40,000(1)      2%        $11.50       1/12/08     289,200    733,200

------------------------

(1)  Options vest as follows: 25% 1/12/00, 50% 1/12/01, 75% 1/12/02, 100%
    1/12/03.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the dates the respective options were granted to their expiration dates.

AGGREGATED OPTION EXERCISES AND YEAR-END OPTION TABLE

    The following table shows information with respect to options exercised during fiscal 1998 and held as of December 31, 1998 by the Named Executive Officers. No SARs were held or exercised during 1998.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                              NUMBER OF
                                                                             SECURITIES        VALUE OF UNEXERCISED
                                                                             UNDERLYING                 IN-
                                                                         UNEXERCISED OPTIONS   THE-MONEY OPTIONS AT
                                                SHARES                        AT FY-END               FY- END
                                              ACQUIRED ON      VALUE      (#)(EXERCISABLE/       ($)(EXERCISABLE/
NAME                                         EXERCISE (#)    REALIZED      UNEXERCISABLE)        UNEXERCISABLE)(1)
-------------------------------------------  -------------  -----------  -------------------  -----------------------
Steven R. Vana-Paxhia......................          N/A           N/A     126,026/205,500     1,545,720/1,899,750
Bruce G. Hill..............................          N/A           N/A      64,500/122,000       792,750/1,149,625
Kirby A. Mansfield.........................       25,000       265,000(2)    61,146/117,000      621,185/1,102,650
Michael Melody.............................          N/A           N/A       18,000/94,000         126,000/918,000
Paul Savage................................          N/A           N/A        5,000/90,000        65,000/1,281,875

------------------------

(1) Value based on the closing sales price per share ($25.00) of the Common Stock on December 31, 1998, less the exercise price.

(2) Value based on the closing price per share of the Common Stock on the date of exercise, less the exercise price.

SEVERANCE AGREEMENTS

    The Company has entered into Employee Retention Agreements (the "Retention Agreements") with Mr. Vana-Paxhia, Mr. Hill, Mr. Mansfield, Mr. Melody and Mr. Savage. The Agreements expire on December 31, 1998 and will automatically renew for additional one-year terms unless the Company or the executive gives written notice of termination not less than one month prior to the original expiration date or the expiration date of any subsequent renewal term. The Retention Agreements provide that if a change in control occurs, and, within 36 months thereafter the executive's employment is terminated by the Company (other than for cause or by reason of his or her death or disability) or by the executive for Good Reason (as defined in the Retention Agreements), the executive is entitled to receive certain severance benefits, as follows. Upon termination as described above, the Retention Agreements provide that the executive shall receive (i) a lump-sum payment equal to (a) three times the higher of the executive's annual base salary at the time of the change in control or at the time of termination plus (b) one and one half times the higher of the executive's annual target incentive bonus in the year the change in control occurs or in the year of termination and (ii) continuation of insurance benefits for a period of 24 months following the change in control. In addition, under the 1993 Stock Incentive Plan and the 1996 Stock Incentive Plan, options to purchase shares of Common Stock granted and restricted stock awarded under such plans would vest immediately upon a change in control. "Change in control" means that (i) a person other than the Company or Houghton Mifflin (unless a change in control of Houghton Mifflin shall have occurred) becomes (other than as the result of the acquisition of such securities directly from the Company) the beneficial owner of 33 1/3% or more of the combined voting power of the Company,
(ii) over any two-year period the members of the Board of Directors at the beginning of such period, and any director nominated or approved by at least two-thirds of such members, cease to constitute a majority of the Board, (iii) the stockholders of the Company approve a merger or consolidation, other than a merger or consolidation (a) in which the voting securities of the Company prior to the transaction represent more than 50% of the voting securities of the surviving entity or (b) effected to implement a recapitalization of the Company in which no person (other than a person holding more than 50% of the Company's then outstanding securities immediately prior to such recapitalization) acquires more than 50% of the voting securities of the Company or (iv) the stockholders of the Company approve a plan of liquidation or a sale of substantially all of the Company's assets.

    To the extent that payments or other benefits to an executive pursuant to the Retention Agreements (together with any other payments or benefits, stock awards received by the executive in connection with a change in control) would result in triggering the provisions of the Sections 280G and 4999 of the Code, the Retention Agreements provide for the payment of an additional amount such that the executive receives, net of excise taxes, the amount he or she would have been entitled to receive in the absence of the excise tax provided in
Section 4999 of the Code.

                              CERTAIN TRANSACTIONS

HOUGHTON MIFFLIN COMPANY

    During 1998 the Company was a party to various agreements with, and transactions involving, Houghton Mifflin. Amounts incurred under these agreements and transactions totaled $300,000 in 1998. Houghton Mifflin is the beneficial owner of approximately 12.6% of the Company's Common Stock.

Mr. Baute, a director of the Company, is a director of Houghton Mifflin. Mr. Shepard, a director of the Company, is a Deputy Director and Corporate Vice President of Houghton Mifflin.

LICENSE AGREEMENTS

    Until April 23, 1998, the Company had a Lexical and Linguistic operating segment. Prior to the sale of that operating segment, the Company was a party to certain agreements with Houghton Mifflin which the Company entered into in connection with the initial public offering of the Company's Common Stock. Pursuant to these agreements, licenses to original equipment manufacturers ("OEMs") for materials derived from Houghton Mifflin's published reference products that existed at the time of that offering were transferred to the Company as part of the assets covered by the Formation Agreement between the Company and Houghton Mifflin, subject to the Company's obligation to pay Houghton Mifflin a royalty expressed as a percentage of the Company's revenue from those existing licenses. In addition, the Company and Houghton Mifflin had entered into license agreements that granted the Company rights to develop and sublicense products incorporating certain specified Houghton Mifflin published reference works. In these license agreements, Houghton Mifflin granted the Company rights for a period of five years to distribute and sublicense electronic forms of the American Heritage-Registered Trademark- dictionaries, electronic adaptations of Roget's II: The New Thesaurus, Simpson's Contemporary Quotations and The Dictionary of Cultural Literacy, at defined royalty rates, subject to certain restrictions and certain review and approval rights retained by Houghton Mifflin. In connection with the licenses for these reference works, the Company was obligated to pay Houghton Mifflin a royalty of not less than 15% of revenues received under licenses entered into after January 1, 1994, for the products based on the specified works, with higher rates applying for licenses of data only without technology provided by the Company. This compares with a minimum royalty rate of 10% of license revenues, which applies to OEM licenses that were in effect before January 1, 1994. The Company transferred the rights and obligations under these license agreements to Learnout & Hauspie as part of the sale of the Company's linguistic software assets to Lernout & Hauspie Speech Products N.V. on April 23, 1998. Royalties to Houghton Mifflin for the year ended December 31, 1998, pursuant to these license agreements totaled $300,000.

 RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS
                                 OF THE COMPANY

    The Board of Directors has selected the firm of Ernst & Young LLP, independent public accountants, to serve as independent auditors of the Company for the fiscal year ending January 31, 2000. Ernst & Young LLP has served as the Company's independent auditors since the Company's inception. It is expected that a member of the firm will be present at the Meeting with the opportunity to make a statement, if so desired, and will be available to respond to appropriate questions. Although approval of the Board of Directors' selection of Ernst & Young LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Meeting, the Board of Directors will reconsider this selection.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

   PROPOSALS OF STOCKHOLDERS FOR CONSIDERATION AT THE 2000 ANNUAL MEETING OF
                                  STOCKHOLDERS

    Pursuant to the rules of the Exchange Act, a stockholder owning of record or being the beneficial owner of at least the lesser of one percent or $2,000 in market value of the Common Stock may present a proposal to be voted on at the Company's Annual Meeting of Stockholders in 2000; provided such proposal meets all legal requirements and is received at the Company's executive offices in Boston, Massachusetts no later than December 11, 1999, it will be included in the proxy statement and proxy card relating to such meeting.

    Stockholders wishing to present business for action (other than proposals included in the Board of Directors' proxy statement as set forth in the preceding paragraph) or to nominate candidates for election as directors at a meeting of the Company's stockholders, must do so in accordance with the Company's By-laws. The By-laws provide that, in order to be presented at the 2000 Annual Meeting, such stockholder proposals or nominations may be made only by a stockholder of record who shall have given notice of the proposed business or nomination to the Company not less than 75 days nor more than 120 days prior to the anniversary date of the 1999 Annual Meeting, or, if the 2000 Annual Meeting is called for a date more than seven days prior to such anniversary date, not later than the 20th day (or, if not a business day, the next succeeding business day) following the first date on which the date of the 2000 Annual Meeting is publicly disclosed, or, if such public disclosure occurs more than 75 days prior to such scheduled date, then the later of the 20th day (or, if not a business day, the next succeeding business day) following the first date of public disclosure or the 75th day prior to such scheduled date (or, if not a business day, the next succeeding business day). The notice must also contain, among other things, background information concerning the stockholder making the proposal or nomination, the stockholder's ownership of the Company's capital stock and, in the case of nominations, background and stock ownership information with respect to each nominee.

                                          By Order of the Board of Directors,
                                          Jonathan P. Levitt
                                          SECRETARY
                                          April 9, 1999

    THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

                               INSO CORPORATION

Dear Stockholder,

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Corporation that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, May 6, 1999.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Inso Corporation

/X/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE

-------------------------------------------------------------------------------
                               INSO CORPORATION
-------------------------------------------------------------------------------

Mark box at right if an address change or comment has been noted on        / /
the reverse side of this card.


CONTROL NUMBER:
RECORD DATE SHARES:


1. To elect the following persons as Class III directors
   (except as marked below):

                                               For All      With-     For All
                                               Nominees     held       Except

                Joseph A. Baute                   / /         / /        / /
                Joanna T. Lau                    / /         / /        / /

NOTE: If you do not wish your shares voted "for" a particular nominee, mark the "For All Except" box and strike a line through the name of the nominee. Your shares will be voted for the remaining nominee.


                                                   For       Against    Abstain

2. To ratify the selection of Ernst & Young        / /         / /        / /
   LLP as the Company's independent auditors for the fiscal year ending January 31, 2000.


In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or at any adjournment(s) thereof.

Please be sure to sign and date this Proxy.          Date
                                                           --------------------

-------------------------------------------------------------------------------
           Stockholder sign here                 Co-owner sign here

DETACH CARD                                                         DETACH CARD

                               INSO CORPORATION

         This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Stephen O. Jaeger, Betty J. Savage and Jonathan P. Levitt and each of them, as proxies, each with the power of substitution and resubstitution and hereby authorizes any of them to represent and to vote as designated below, all the shares of common stock, par value $.01 per share, of Inso Corporation (the "Company"), held of record by the undersigned on March 19, 1999 at the Annual Meeting of Stockholders to be held on May 6, 1999 at the John Hancock Conference Center, 40 Trinity Place, Boston, Massachusetts at 9:00 a.m. local time, or any postponement or adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE PROPOSAL DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.


-------------------------------------------------------------------------------
    PLEASE VOTE, DATE, AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE
                             ENCLOSED ENVELOPE.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
-------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                  DO YOU HAVE ANY COMMENTS?

-------------------------------------     -------------------------------------

-------------------------------------     -------------------------------------

-------------------------------------     -------------------------------------